Exhibit 99.1

WorldHeart Receives Notice from the NASDAQ Stock Market Regarding
Non-Compliance with the Minimum Bid Price Rule

Oakland, CA – May 6, 2008: (NASDAQ: WHRT, TSX: WHT) – World Heart Corporation (the “Company”) today announced that, on April 30, 2008, it had received a notice from the Listing Qualifications Department of The NASDAQ Stock Market stating that for the last 30 consecutive business days, the bid price of the Company’s common shares has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”). The notice further states that pursuant to Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days (or until October 27, 2008) to regain compliance. If, at anytime before October 27, 2008, the bid price of the Company’s common shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company may regain compliance with the Rule.  The NASDAQ staff may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance.

The notice indicates that, if compliance with the Rule is not regained by October 27, 2008, the NASDAQ staff will determine whether the Company meets the NASDAQ Capital Market initial listing criteria as set forth in the Marketplace Rule 4310(c), except for the bid price requirement. If it meets the criteria, the NASDAQ staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the NASDAQ staff will provide a written notification that the Company’s common shares will be delisted and at that time, the Company may appeal the staff’s determination to a Listing Qualifications Panel.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems. The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include any statements regarding the Company’s ability to regain compliance with the NASDAQ Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: the Company’s immediate need for additional capital, risks in product development and market acceptance of and demand for the Company’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards, including the Minimum Bid Price Rule and other minimum standards, is not regained; and other risks detailed in the Corporation’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB  for the year ended December 31, 2007.